Exhibit 10.1
TERMINATION AGREEMENT AND GENERAL RELEASE
     James L. Fares, on behalf of himself and his heirs, successors, and assigns (the “Executive”) and Questcor Pharmaceuticals, Inc. (the “Company”) hereby agree to the following terms and conditions related to the recent termination of Executive’s employment with the Company.
     1.     Executive’s employment with the Company was terminated effective May 20, 2007 (the “Termination Date”). Effective as of that date, Executive relinquished his titles of President and Chief Executive Officer of the Company, as well as any other officer or employee positions or titles he may have held with the Company and any of its affiliated companies. Executive hereby resigns, effective as of the date of this Agreement, as a director of the Company and any of its affiliated companies. Executive confirms that his resignation as a director of the Company is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
     2.     With respect to any outstanding business expenses, Executive agrees that on or before June 20, 2007, he will submit a final expense reimbursement statement reflecting any outstanding business expenses (i) incurred through his Termination date and (ii) incurred in connection with his trip to the Company’s headquarters on May 24, 2007 to collect his personal belongings, along with the appropriate receipts and necessary supporting documentation. The Company will provide reimbursement for appropriate business expenses pursuant to its current business policies and practices.
     3.     Other than any such outstanding expenses, the future payments referred to in Paragraph 8 and the vested options referred to in Paragraph 4, Executive represents and agrees that he has received all compensation owed to him by the Company through his Termination Date, including any and all wages, bonuses, incentives, stock options, commissions, earned but unused vacation, and any other payments, benefits, or other compensation of any kind to which he was entitled from the Company.
     4.     With respect to stock options and restricted stock, the parties acknowledge that:
              (a)     Executive currently has an option granted on February 18, 2005 to purchase One Million Five Hundred Thousand (1,500,000) shares of the Company’s common stock at an exercise price equal to $0.44 per share, of which Eight Hundred Forty-Three Thousand Seven Hundred and Forty-Nine (843,749) option shares were “vested” as of the Termination Date.

(1)

              (b)     Executive currently has an option granted on February 27, 2006 to purchase Four Hundred Thousand (400,000) shares of the Company’s common stock at an exercise price equal to $0.98 per share, of which One Hundred Sixteen Thousand Six Hundred and Sixty-Six (116,666) option shares were “vested” as of the Termination Date.
              (c)     Executive currently has an option granted on March 23, 2006 to purchase One Hundred Twenty-Five Thousand (125,000) shares of the Company’s common stock at an exercise price equal to $1.43, of which Thirty-Three Thousand Eight Hundred and Fifty-Four (33,854) option shares were “vested” as of the Termination Date.
              (d)     Executive currently has an option granted on February 9, 2007 to purchase Four Hundred Thousand (400,000) shares of the Company’s common stock at an exercise price equal to $1.37, of which no option shares were vested as of the Termination Date; and
              (e)     Executive currently has Seventy-One Thousand and Six (71,006) shares of restricted stock granted on June 9, 2006, which were subject to annual vesting at the rate of twenty-five percent (25%) per year, of which no restricted shares were vested as of the Termination Date. The Company shall pay the cash value of 25% of Executive’s restricted shares pursuant to Section 8 below.
     5.     Executive acknowledges and agrees that his option granted on February 9, 2007 terminated as of the Termination Date. Executive further acknowledges and agrees that he was obligated to transfer all 71,006 of the restricted shares issued under his Restricted Stock Award Agreement, dated June 9, 2006, to the Company on the Termination Date, and hereby transfers and assigns all such 71,006 shares to the Company and agrees to provide a stock assignment or such other documents as reasonably requested by the Company to document such transfer and assignment.
     6.     Executive specifically understands that his stock options and restricted stock ceased vesting as of the Termination Date and that he has three (3) months from that date to exercise his stock options that did not terminate on the Termination Date unless the exercise of any such options within three (3) months after the Termination Date would result in liability under Section 16(b) of the Securities Exchange Act of 1934, in which case any such options will terminate on September 25, 2007. The Company acknowledges that Executive may exercise his stock options, to the extent vested as of the Termination Date, pursuant to a “net exercise” as set forth on Exhibit A.
     7.     Executive represents to the Company that he is signing this Termination Agreement and General Release (this “Agreement”) voluntarily and with a full understanding of and agreement with its terms for the purpose of receiving additional pay and consideration from the Company beyond that which is owed to him. Executive further represents to the Company that he has full authority to execute and deliver this Agreement without any requirement to obtain any spousal or other consent.

(2)

     8.     In reliance on Executive’s promises, representations, and releases in this Agreement and to ease Executive’s transition to other employment, commencing eight (8) days after the Company’s receipt of a copy of this Termination Agreement and General Release executed by Executive (the “Release Effective Date”), or as soon thereafter as administratively practicable, the Company will make the following monthly payments to Executive for a period of six (6) months: (i) salary continuation payments, based on Executive’s final monthly rate of pay, of Twenty-Nine Thousand One Hundred Sixty-Six Dollars and Sixty-Seven Cents ($29,166.67); (ii) One Thousand Four Hundred Seventy-Nine Dollars and Twenty-Nine Cents ($1,479.29), in the aggregate representing the cash value of 25%of Executive’s previously granted restricted shares; and (iii) Eleven Thousand One Hundred Eighty-Seven Dollars and Seventeen Cents ($11,187.17), in the aggregate representing Executive’s pro rated bonus; in each case less legally required withholdings and payable on the Company’s regular payroll dates over a six month period consistent with the Company’s then current payroll practice (collectively, the “Severance Payments”). The first Severance Payment will be made to Executive on the first regular payroll date following the Release Effective Date. Any payment made to Employee in accordance with this Section 8 shall be made only to the extent the General Release set forth in Section 11 becomes irrevocable. The Severance Payments will be made without prejudice to Executive’s right to obtain other employment at any time following the Termination Date. The Company shall also pay the health insurance premiums for continued health insurance coverage for Executive for a period of twelve (12) months following the Termination Date; provided, however, that Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.
     9.     Executive understands that, notwithstanding Section 11 or anything else in the Agreement, the Company’s Standard Confidentiality Agreement which he signed during his employment will remain in full force and effect as both of these documents contain obligations which continue after the effective date of his termination. Executive agrees to comply with all such continuing obligations.
     10.     Executive agrees that in the future he will not libel, slander or disparage the Company or its current or former directors, management, business products or services to any person or entity. The Company agrees that it will instruct its directors and its executive officers not to libel, slander or disparage Executive to any person or entity.
     11.     In exchange for the consideration described above, Executive, on the one hand, does hereby forever irrevocably and unconditionally fully release and discharge the Company and its predecessors, successors, subsidiaries, and their past and current officers, directors, agents, employees, partners, shareholders and affiliates (hereinafter collectively referred to as the “Released Parties”) from any and all claims, known or unknown, which he has or might otherwise have had against the Released Parties arising prior to the date he signs this Agreement, and the Company, on the other hand, does hereby forever irrevocably and unconditionally fully release and discharge Executive and his heirs, successors and assigns, from any and all claims,

(3)

known or unknown, which it has or might otherwise have had against Executive arising prior to the date Executive signs this Agreement, in each case regarding any aspect of Executive’s employment, compensation, the termination of his employment with the Company, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 1981, the Fair Labor Standards Acts, the WARN Act, the California Fair Employment and Housing Act, California Government Code section 12900, et seq., the Unruh Civil Rights Act, California Civil Code section 51, all provisions of the California Labor Code; the Employee Retirement Income Security Act, 29 U.S.C. section 1001, et seq., all as amended, any other federal, state or local law, regulation or ordinance or public policy, contract, tort or property law theory, or any other cause of action whatsoever that arose on or before the date Executive signs this Agreement. Executive’s release of the Company contained in this Paragraph 11 and in Paragraphs 12-14 shall not include any rights, claims or entitlements Executive has or may later have to indemnification under his Indemnification Agreement with the Company dated March 3, 2005, which remains in full force and effect, or pursuant to the Company’s Articles of Incorporation, or to whatever coverage Executive may have under the Company’s directors and officers insurance policy, for acts and omissions when Executive was an officer or director of the Company.
     12.     It is further understood and agreed that as a condition of this Agreement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Executive and the Company. Such Section reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
               Thus, for the purpose of implementing a full and complete release and discharge of the Executive and the Released Parties (i) Executive expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Released Parties at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims; and (ii) the Company expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which the Company does not know or suspect to exist in his favor against Executive at the time of execution hereof, and that this Agreement expressly contemplates the extinguishment of all such claims.
     13.     Executive agrees to withdraw with prejudice all complaints or charges, if any, he has filed against any of the Released Parties with any agency or court. Executive agrees that he will not file any lawsuit, complaint, or charge against any Released Party based on the claims released in this Termination Agreement and General Release. The Company agrees that it will not file any lawsuit, complaint, or charge against Executive based on the claims released in this Termination Agreement and General Release.

(4)

     14.     The release in this Agreement includes, but is not limited to, claims arising under federal, state or local law for age, race, sex or other forms of employment discrimination and retaliation. In accordance with the Older Workers Benefit Protection Act, Executive hereby knowingly and voluntarily waives and releases all rights and claims, known or unknown, arising under the Age Discrimination in Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties. Executive is hereby advised that he should consult with an attorney before signing this Agreement and that he has 21 days in which to consider and accept this Agreement by signing and returning this Agreement to Virgil Thompson, the Chairman of the Company’s Compensation Committee. In addition, Executive has a period of seven days following his execution of this Agreement in which he may revoke the Agreement. If Executive does not advise Virgil Thompson by a writing received by him within such seven day period of Executive’s intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the seven days.
     15.     Executive acknowledges that this Agreement will be filed by the Company with the Securities and Exchange Commission, in accordance with the Company’s filing obligations under the Securities Exchange Act of 1934.
     16.     Executive represents that he has returned to the Company all proprietary or confidential information and property of the Company, including but not limited to the laptop computer, all keys to the office and leased automobile, all fobs, credit cards, files, records, access cards, equipment and other Company owned property, records or information in his possession, including all copies thereof in whatever form, including any and all electronic copies.
     17.     Executive acknowledges that he is aware of his obligations under the Federal securities laws relating to trading in the Company’s securities while in possession of material, non-public information about the Company. Executive further acknowledges that he is aware of his reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 and that, from January 1, 2007 to the Termination Date, he properly and timely filed all forms required by such Section.
     18.     Any and all disputes connected with, related to or arising from this Termination Agreement and General Release will be settled by final and binding arbitration in accordance with the rules of the American Arbitration Association as presently in force. The parties hereby incorporate into this agreement all of the arbitration provisions of Section 1283.05 of the California Code of Civil Procedure. The arbitration shall be instead of any civil litigation. This means that all parties are waiving any right a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extend permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. If any arbitration is commenced under this Agreement due to an asserted breach or to enforce its terms, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees.

(5)

     19.     This Termination Agreement and General Release shall not be construed against any party merely because that party drafted or revised the provision in question, and it shall not be construed as an admission by the Released Parties of any improper, wrongful, or unlawful actions, or any other wrongdoing against Executive, and the Released Parties specifically disclaim any liability to or wrongful acts against Executive.
     20.     This Agreement may be modified only by written agreement signed by both parties.
     21.     In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.
     22.     This Termination Agreement and General Release, along with Company’s Standard Confidentiality Agreement and the Indemnification Agreement between Company and Executive dated March 3, 2005, which are incorporated herein by this reference, constitute the entire agreement between the parties regarding the subject matter hereof, and supersede any and all prior and contemporaneous oral and written agreements.
     23.     This Termination Agreement and General Release may be executed in one or more counterparts and by facsimile or email, each of which shall be deemed an original but all of which shall constitute a single document.

EXECUTIVE

Dated:	June 19, 2007	/s/ James L. Fares

James L. Fares

QUESTCOR PHARMACEUTICALS, INC.

Dated:	June 20, 2007	/s/ Virgil Thompson

Virgil Thompson, Chairman of the
Compensation Committee of the Board of
Directors

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EXHIBIT A
     Executive may (but is not required to) exercise his stock options, to the extent vested as of the Termination Date, by exercising the right (the “Net Exercise Right”) to receive the Option Shares on a net basis, such that, without the payment of cash, the Optionee would receive, before withholding, that number of Option Shares otherwise issuable upon exercise of the Option less that number of Option Shares having an aggregate trading price of the stock (based on the closing price on the day of exercise) equal to the aggregate Exercise Price that would otherwise have been paid by the Executive of the Option Shares (the “Surrendered Option Shares”). The Executive may not exercise a Net Exercise Right unless the aggregate trading price of the Option Shares receivable upon exercise of the Option is sufficient to satisfy the payment of the aggregate Exercise Price. The number of Option Shares to be issued pursuant to the Executive’s exercise of the Net Exercise Right shall be computed using the following formula (before withholding):
     X = Y (A - B)
     Where: X = the number of Option Shares to be issued to the Optionee upon exercise of the Net Exercise Right;
     Y = the number of Surrendered Option Shares to be surrendered upon exercise of the Net Exercise Right;
     A = the Fair Market Value of the Common Stock at the time the Net Exercise Right is exercised; and
     B = the Exercise Price.

(7)